UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2020

Aemetis, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-36475	26-1407544
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, CA 95014
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(408) 213-0940

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	AMTX	NASDAQ Stock Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

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If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2020, the Company’s Board of Directors (the “Board”) appointed Naomi L. Boness as a Class II director to fill the vacancy on the Board, with an initial term to continue until the Company’s 2021 Annual Meeting of Stockholders.

Dr. Naomi L. Boness is currently Managing Director of the Natural Gas Initiative at Stanford University and is an experienced practitioner in the energy sector, with expertise in reservoir geophysics, environmental management, investment analysis and strategic planning. Prior to joining Stanford University, Dr. Boness held a variety of technical and management positions at Chevron Corporation, most recently overseeing upstream strategy and portfolio analysis, with particular emphasis on North America shale gas and global LNG projects. Her current research interests are in the role of gas in decarbonization, optimization of shale gas developments, hydrogen in the power sector and utilization of decision analysis for national energy decisions in developing countries. Dr. Boness is an invited member of the United Nations Expert Group on Resource Classification, an invited member of the Renewable Gas Advisory Committee for the Renewable Natural Gas Coalition and a former chair of the Society of Exploration Geophysicists Oil and Gas Reserves Committee. Dr. Boness holds a Ph.D. from Stanford University in Geophysics, a M.Sc. from Indiana University and a B.Sc. from the University of Leeds.

In connection with her service as a member of the Board, Dr. Boness is eligible, subject to the Company’s director compensation policy, to receive the Company’s standard non-employee director cash and equity compensation. Dr. Boness will receive a pro rata portion of the $75,000 annual retainer for her service as a member of the Board in 2020. Additionally, she will receive a fee of $250 for each Board or committee meeting she attends telephonically and a fee of $500 for each Board or committee meeting she attends in person. As a new director, Dr. Boness is eligible under the Company’s director compensation policy to receive a stock option grant to purchase 10,000 shares of the Company’s common stock pursuant to the Company’s 2019 Stock Plan. The grant of the foregoing stock option to Dr. Boness was approved by the Governance, Nominating and Compensation Committee on June 4, 2020.

Item 5.07  Submission of Matters to a Vote of Security Holders.

At the Annual Meeting of the Company held on June 4, 2020, the following proposals were voted on by the Company's stockholders, as set forth below:

Proposal 1: Election of Directors

	For	Withhold
Lydia I. Beebe	10,835,380	100,100
John R. Block	11,155,368	250

The foregoing candidates were elected to the Company’s Board.

Proposal 2: Ratification of the Amendment to the Aemetis, Inc. 2019 Stock Plan and the Director Stock Option Grant

For	Against	Withhold
10,008,392	1,138,464	8,992

The proposed amendment to the Company’s 2019 Stock Plan and the proposed director stock option grant were ratified.

Proposal 3: Ratification of Auditors

For	Against	Abstain
11,266,950	344	142

The appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 was ratified.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standards; Transfer of Listing.

On June 5, 2020, Aemetis, Inc. (the “Company”) received a letter (the “Letter”) from the staff (the “Staff”) of the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) regarding the Company’s violation of Nasdaq Listing Rule 5635(c) (the “Rule”) in connection with the Company’s granting of an option to purchase an aggregate of 25,000 shares of its common stock from a non-shareholder approved inducement plan (the “Option Grant”). The Rule generally requires shareholder approval prior to an issuance of securities in connection with any equity compensation arrangement. The Staff determined that shareholder approval was required for the Option Grant, and because such shareholder approval was not received, the Company violated the Rule.

To remediate this non-compliance, the Company promptly nullified the Option Grant and restored the plan to its full number of shares available for issuance. Accordingly, the Staff determined in the Letter that the Company has regained compliance with the Rule, subject to this disclosure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Aemetis, Inc.

June 9, 2020	By:	/s/ Eric A. McAfee
Eric A. McAfee
Chief Executive Officer

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